Exhibit 99.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement dated July 23rd, 2020, once fully executed and delivered, constitutes an agreement (the “Agreement”) of Jie Yang (the “Purchaser”) to purchase from Hou Sing International Business Limited (the “Seller”), and of Seller to sell to the Purchaser 3,000,000 ordinary shares (the “Ordinary Shares”), par value $0.001, of Color Star Technology Co., Ltd., a Cayman Islands company (the “Company”) as indicated in Section 1 below, which the Seller presently owns.

The terms and conditions of this Agreement are as follows:

1.	Sale of the Company’s Ordinary Shares.

a.	In consideration of the aggregate amount of $6,000,000 (the “Purchase Price”), Seller agrees to sell, and the Purchaser agrees to purchase 3,000,000 Ordinary Shares, at the price $2 per share (the “Shares”).

b.	The Seller has a preexisting debt of $6,000,000 owed the Purchaser, and the Purchaser agrees to accept the Shares as the full repayment of such debt.

c.	Following due execution of this Agreement, the Seller shall deliver the certificates representing the Shares, with all of the fees, instructions and signatures required to transfer the Shares to the Purchaser, to the Company’s transfer agent Action Stock Transfer located at 2469 E. Fort Union Blvd, Suite 214 Salt Lake City, UT 84121. In the instructions, Seller shall instruct the Company’s transfer agent to cancel the Sellers’ certificate representing the Shares and reissue the Shares in the names of the Purchaser and to the Purchaser as follows:

Purchaser’s Name	Amount of Shares to be Transferred	Mailing Address

Jie Yang	3,000,000 Ordinary Shares	800 3rd Ave, Suite 2800, New York, NY 10022

d.	The Closing of the transactions contemplated by this Agreement shall be deemed to have occurred upon the delivery of the certificates representing the Shares to the Purchaser (the “Closing”).

2.	Purchaser represents and warrants to Seller as follows:

a.	Purchaser has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.

b.	This Agreement has been duly executed and delivered by Purchaser and creates a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

c.	The Purchaser is buying the Shares solely for its own account, for investment and not with a view to resale in connection with a distribution thereof.

d.	The Purchaser agrees to hold harmless Seller from any losses Purchaser may sustain from any resale or disposition of the Shares.

e.	The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or violate any law, regulation, court order, judgment or decree applicable to Purchaser or any agreement to which Purchaser is a party, or, in the case of any such law, regulation, court order, judgment, decree or agreement, by which the property of Purchaser is bound or affected.

f.	The Purchaser is a either a 1) corporation, partnership or limited liability company that is a Qualified Institutional Buyer (QIB), acting for its own account or for the account of other QIBs, that in the aggregate owns and invests on a discretionary basis at least $100 Million in securities of issuers that are not its affiliates or 2) an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Act”).

g.	The Purchaser has a net worth and income such that the loss of his, her or its entire investment in the Shares will not adversely affect the Purchaser’s financial condition, business or lifestyle.

h.	The Purchaser has such knowledge, business and investment experience that Purchaser is fully capable of understanding the merits and risks associated with an investment in the Shares.

i.	The representations made in this Agreement by Purchaser are deemed to be remade as of the Closing.

j.	The Purchaser is not in possession of any material nonpublic information regarding the Company.

k.	The Purchaser understands that investment in the Shares is an illiquid investment. In particular, they recognize that: (i) they must bear the economic risk of investment in the Shares for an indefinite period of time, since the Shares have not been registered under the Securities Act and therefore cannot be sold unless either they are subsequently registered under the Securities Act or an exemption from such registration is available.

l.	The Purchaser has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the Investor’s investment in the Shares and is able to bear such risks, and has obtained, in the Investor’s judgment, sufficient information from the Company to evaluate the merits and risks of such investment. The Purchaser has evaluated the risks of investing in the Shares, understands there are substantial risks of loss incidental to the purchase of the Shares and has determined that the purchase of Shares is a suitable investment for the Purchaser.

m.	The Purchaser’s investment objective is speculative in that they seek the maximum total return through an investment in a broad spectrum of securities, which involves a higher degree of risk than other investment styles and therefore their risk exposure is also speculative.

n.	The Purchaser has read the Company’s SEC filings and other publicly available information.

o.	The Purchaser understands that the Shares have not been registered for resale under the Act, and, therefore, may not be resold in the absence of such a registration or otherwise in reliance upon the safe harbor provisions provided by Rule 144 promulgated under the Act. The Purchaser also understands that the Shares are being offered and sold in reliance upon the exemptions of Regulation S under the Securities Act (the “Regulation S”). The Purchaser further represents that he is familiar with and understands both Rule 144 and Regulation S. The Purchaser understands that Seller is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the eligibility of the Purchaser to acquire the Shares and the Purchaser acknowledges that it is not relying on any representation or warranty by Seller except as expressly set forth in section 3.

3.	Seller represents and warrants to the Purchaser as follows:

a.	Seller has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.

b.	Seller is the beneficial and record owner of the Shares and has good and marketable (except for applicable securities law restrictions) title to the Shares, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind or nature. Seller further represents that the Shares are restricted.

c.	This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

d.	The Seller releases and forgoes claim to any and all profits and gains on the Shares incurred after the Closing.

e.	The Seller is not in possession of any material nonpublic information regarding the Company.

f.	Seller has provided the Purchaser with such information regarding the Company as is available to the Purchaser.

g.	The Seller understands that Purchaser is relying upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein and the Seller acknowledges that it is not relying on any representation or warranty by Purchaser except as expressly set forth in section 2.

h.	The representations made in this Agreement by Seller are deemed to be remade as of the Closing.

4.	Each of Purchaser and Seller agree as follows:

a.	Seller shall hold Purchaser harmless for any commission and/or fees agreed to be paid by Seller to any broker, finder or other person or entity acting or purporting to act in a similar capacity and Purchaser shall hold Seller harmless for any commission and/or fees agreed to be paid by Purchaser to any broker, finder or other person or entity acting or purporting to act in a similar capacity.

b.	To furnish to the other such additional information regarding themselves and the Company as the other shall reasonably request prior to closing and which may be obtained without any unreasonable hardship or expense in connection with the consummation of the transactions contemplated in this Agreement.

c.	To do all things reasonably necessary or convenient before or after the closing, and without further consideration, to consummate the transactions contemplated herein.

5.	Indemnification by the Purchaser: The Purchaser agrees to indemnify, defend and hold harmless Seller against and in respect of any loss, damage, deficiency, cost or expense (including without limitation reasonable attorneys’ fees) resulting from any breach by Purchaser of any of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement.

6.	Indemnification by the Seller: Seller agrees to indemnify, defend and hold harmless the Purchaser against and in respect of any loss, damage, deficiency, cost or expense (including without limitation reasonable attorneys’ fees) resulting from any breach by Seller of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.

7.	Jurisdiction and Venue; Choice of Law; Waiver of Jury Trial; Attorneys’ Fees: The sole and exclusive jurisdiction and venue for any action or proceeding arising from or relating to this Agreement shall be the federal and state courts located in the City and County of New York, State of New York, and all parties hereto consent to the jurisdiction of such courts. This Agreement shall be deemed to have been executed and delivered within the State of New York, and any disputes arising from or relating to this Agreement shall be governed by the laws of the State of New York. All parties hereto agree that they irrevocably waive their right to a trial by jury in any action or proceeding arising from or relating to this Agreement. If any action or proceeding is brought by any party arising from or relating to this Agreement or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys’ fees to be fixed by the arbitrator, trial court, and/or appellate court if such party substantially prevails on all the issues in dispute. All questions as to the interpretation and effect of this Agreement shall be determined under the laws of the State of New York.

8.	Survival: The representations and warranties contained herein shall survive the closing date for a period of one (1) year, except for Section 3 (b) which will last indefinitely.

9.	Notice: Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a Party.

10.	Counterparts: This Agreement may be executed by facsimile or scanned document via email in two or more counterparts, each of which shall be deemed an original and together shall constitute one and the same Agreement.

11.	Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed the day and year first above written.

PURCHASER

By:	/s/ Jie Yang
Name: Jie Yang

SELLER

By:	/s/ Aung Tun
Name: Hou Sing International Business Limited

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